PURCHASE AND SALE
                                          AGREEMENT, dated as of
                                          February 4, 2005 (this
                                          "Agreement"), between the
                                          parties set forth on Annex
                                          A hereto (each, a "Buyer"
                                          and collectively, the
                                          "Buyers") and Borden
                                          Holdings, LLC, a Delaware
                                          limited liability company
                                          ("Seller").

                                    RECITALS

     WHEREAS, Seller is the sole beneficial owner of 2,174,418 shares of common stock, par value $0.01 per share (the "Shares"), of AEP Industries Inc., a Delaware corporation (the "Company");

     WHEREAS, Seller desires to sell to the Buyers, and the Buyers desire to purchase from Seller, free and clear of any and all Encumbrances (as defined below), 2,174,268 of the Shares (the Purchased Shares"); and

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Purchase and Sale.

     Subject to the terms and conditions herein set forth, each Buyer agrees to purchase the Purchased Shares set forth opposite its name on Schedule I, and Seller agrees to sell such Purchased Shares to each Buyer, at a per share price of $16.30, for the purchase price set forth opposite each such Buyer's name on
Schedule I, for an aggregate purchase price of $35,440,568.40 (the "Purchase Price") on the Closing Date (as defined below).

2.  Representations and Warranties of the Buyers.

     Each Buyer hereby represents and warrants, jointly and severally with respect to each other Buyer (other than Bradley Louis Radoff, who makes such representations and warranties only with respect to himself and with respect to whom no other Buyer makes any representation or warranty), to Seller as follows:

     (a) Due Organization. If such Buyer is an entity, such Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

     (b) Authorization; Non-Contravention. Such Buyer has the requisite legal power and authority to enter into this Agreement and to perform the transactions and agreements contemplated hereby and to carry out its obligations hereunder. This Agreement has been duly authorized, executed and delivered by such Buyer and, upon the due execution hereof by Seller, constitutes a valid and binding agreement enforceable against such Buyer in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations. Neither the execution and delivery of this Agreement, the consummation of the transactions and agreements contemplated hereby, nor compliance with the terms, conditions or provisions hereof, will (i) result in a violation of any of the terms, conditions or provisions of such Buyer's organizational documents (if applicable), (ii) result in a violation of any law, rule or regulation applicable to such Buyer, or (iii) constitute a default or create a right of termination or acceleration under any material agreement or instrument to which such Buyer is a party, except in the case of clause (ii) or (iii) for such violations, defaults or rights of termination or acceleration that would not result in a material adverse effect upon such Buyer's ability to perform its obligations or consummate the transactions hereunder.

     (c) No Public Sale or Distribution. Such Buyer is acquiring the Purchased Shares in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act of 1933, as amended (the "Securities Act"), and such Buyer does not have a present intention to effect any distribution of the Purchased Shares to or through any person or entity; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Purchased Shares for any minimum or other specific term and reserves the right to dispose of the Purchased Shares at any time in accordance with or pursuant to a registration statement or an exemption from the registration requirements under the Securities Act. Notwithstanding the above, Bradley Louis Radoff makes no representation regarding the acquisition of any Purchased Shares by him hereunder being in the ordinary course of his business.

     (d) Transfer or Resale. Such Buyer is aware that the sale of the Purchased Shares to it by Seller is being made in reliance upon an exemption from the registration requirements of the Securities Act. Such Buyer understands that the Purchased Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold or transferred unless subsequently registered thereunder or an exemption from such registration is available.

     (e) Risk. Such Buyer understands that its investment in the Purchased Shares involves a high degree of risk and it is able to bear the economic risk of an investment in the Purchased Shares, including the complete loss of such Buyer's investment in the Purchased Shares, for any indefinite period of time.

     (f) Accredited Investor. Such Buyer represents that it is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D of the Securities Act.

     (g) Buyer Status. Such Buyer (i) is a sophisticated person with respect to the sale of the Purchased Shares; (ii) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Purchased Shares; and (iii) has independently and without reliance upon Seller, and based on such information as such Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that such Buyer has relied upon Seller's representations, warranties and covenants in this Agreement. Such Buyer acknowledges that Seller has not given such Buyer any investment advice, credit information or opinion on whether the purchase of the Purchased Shares is prudent. Such Buyer has had access to such financial and other information concerning Seller and the Company as it deemed necessary and appropriate in order to make an informed investment decision with respect to the purchase of the Purchased Shares contemplated by this Agreement, including the opportunity to ask questions of and request information from certain of Seller's advisors.

     (h) Knowledge. Such Buyer understands that Seller may possess and have access to material non-public information which has not been communicated to such Buyer. Such Buyer hereby waives any and all claims it may have or may hereafter acquire against Seller relating to any failure to disclose such material non-public information to such Buyer.

     (i) No Brokers. Such Buyer has taken no action that would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments relating to this Agreement or the transactions contemplated thereby.

     (j) Reliance. Such Buyer understands that Seller is relying upon the representations and warranties contained in this Section 2 in connection with the sale of the Purchased Shares to such Buyer and the transactions contemplated hereby.

     (k) No Other Representations. Other than such Buyer's representations and warranties contained in this Section 2, neither it nor any other person makes any express or implied representation or warranty on behalf of or with respect to such Buyer, and such Buyer and each of its representatives hereby disclaim any such representation or warranty, whether by such Buyer, the Company or any of their respective representatives or any other person, with respect to the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the Company or such Buyer, notwithstanding the delivery or disclosure to Seller or any of its representatives or any other person of any documentation or other information by such Buyer, the Company or any of their respective representatives or any other person with respect to any one or more of the foregoing.

3.   Representations and Warranties of Seller.

     Seller hereby represents and warrants to the Buyers as follows:

     (a) Due Organization. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (b) Authorization; Non-Contravention. Seller has the requisite legal power and authority to enter into this Agreement and the transactions and to perform the transactions and agreements contemplated hereby and to carry out its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Seller and, upon the due execution hereof by each Buyer, constitutes a valid and binding agreement enforceable against the Seller in accordance with its terms, except that the enforcement thereof may be subject to
(i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations. Neither the execution and delivery of this Agreement, the consummation of the transactions and agreements contemplated hereby, nor compliance with the terms, conditions or provisions hereof, will (i) result in a violation of any of the terms, conditions or provisions of Seller's organizational documents, (ii) result in a violation of any law, rule or regulation applicable to Seller, or (iii) constitute a default or create a right of termination or acceleration under any material agreement or instrument to which Seller is a party, except in the case of clause (ii) or (iii) for such violations, defaults or rights of termination or acceleration that would not result in a material adverse effect upon Seller's ability to perform its obligations or consummate the transactions hereunder.

     (c) Title. Seller is the sole record and beneficial owner of the Purchased Shares. Seller has good and valid title to the Purchased Shares, free and clear of any lien, encumbrance, claim, security interests, pledge, charge, voting or other restriction, right of first refusal or first offer, option, or other similar arrangement or interest, except for those imposed by applicable securities laws and as provided in the Governance Agreement (as defined below) (collectively, "Encumbrances").

     (d) Governance Agreement. Attached hereto as Exhibit A is a true, correct and complete copy of the Governance Agreement, dated as of June 20, 1996, between Seller and the Company, as amended on October 11, 1996 and in effect on the date hereof (the "Governance Agreement"). The Governance Agreement has not been further amended, restated, supplemented or otherwise modified in any material respect. To the Seller's Knowledge, other than the Governance Agreement, the Company's certificate of incorporation and by-laws, and any applicable Laws, there are no written agreements, instruments or arrangements to which Seller is a party or to which it is otherwise bound affecting or relating to the Purchased Shares or the rights appurtenant thereto. For purposes of this
Section 3(d), (i) "Seller's Knowledge" means the actual knowledge of the Seller's current Chief Financial Officer and General Counsel and the Seller's designees on the Board of Directors of the Company; and (ii) "Law" means any foreign, federal, state or local law, statute, treaty, rule, directive, regulation, ordinance and similar provisions having the force or effect of law or any judgments, writs, decrees, compliance agreements, injunctions or judicial or administrative orders and determinations of any governmental authority or instrumentality, whether federal, state, local or foreign and whether legislative, executive, judicial or otherwise.

     (e) No Other Representations. Other than Seller's representations and warranties contained in this Section 3, neither Seller nor any other person makes any express or implied representation or warranty on behalf of or with respect to Seller, and Seller and each of its representatives hereby disclaim any such representation or warranty, whether by Seller, the Company or any of their respective representatives or any other person, with respect to the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the Company or Seller, notwithstanding the delivery or disclosure to the Buyers or any of their representatives or any other person of any documentation or other information by Seller, the Company or any of their respective representatives or any other person with respect to any one or more of the foregoing.

4.   Closing.

     The purchase and sale of the Purchased Shares (the "Closing") shall occur on the date hereof (the "Closing Date"). The Closing shall take place at the offices of O'Melveny & Myers LLP, located at Times Square Tower, 7 Times Square, New York, New York 10036, at which time the parties shall deliver the documents and instruments described below:

     (a) Deliveries by the Buyers. At the Closing, the Buyers shall deliver or cause to be delivered to Seller an amount equal to the Purchase Price by wire transfer of immediately available funds to the account specified by Seller on
Schedule II hereto.

     (b) Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to the Buyers the Purchased Shares, free and clear of any and all Encumbrances, accompanied by a power duly executed in blank and sufficient to convey to the Buyers good and valid title in and to the Purchased Shares.

5.   Covenants.

     (a) Disclosure Cooperation. Each party hereto shall consult in advance (but require no consent) with the others as to the content of any communication to any governmental authority or public disclosure relating to the transactions contemplated hereby.

     (b) Retained Shares. From and after the date hereof, Seller shall not, without the prior written consent of the Buyers holding a majority of the Purchased Shares, transfer, sell or otherwise dispose of any rights in, under or to the 150 Shares not sold to the Buyers pursuant to this Agreement.

     (c) Rights Under Governance Agreement. With respect to the Governance Agreement, Seller shall (i) at the time of or prior to the Closing, deliver the notices to the Company specified in Sections 6.2 and 6.13 of the Governance Agreement with respect to the transactions contemplated hereby and (ii) cause its counsel to deliver the opinion specified in Section 6.2 of the Governance Agreement, which opinion shall be reasonably acceptable to the Buyers. From and after the Closing, each Buyer hereby agrees to be bound by the terms of the Governance Agreement as a Holder (as defined in the

Governance Agreement) with respect to the Purchased Shares held thereby, and to deliver to the Company the written agreement specified in clause (ii) of the second proviso of Section 6.13 of the Governance Agreement, attached hereto as Exhibit B.

     (d) Amendment or Waiver of Governance Agreement. Seller shall not amend or waive (or otherwise agree in any respect to do any of the same with respect to) any provision of the Governance Agreement without the prior written consent of the Buyers holding a majority of the Purchased Shares, which consent shall not be unreasonably withheld.

     (e) Further Assurances. From and after the date hereof, each party hereto shall execute all certificates, instruments, documents or agreements and shall take any other action (including, without limitation, reasonably aiding and assisting in any efforts to enforce rights under the Governance Agreement) which it is reasonably requested to execute or take by any other party hereto to further effectuate the respective rights and obligations of the parties hereto, and to consummate and make effective the transactions, under and as contemplated by this Agreement. All reasonable and documented costs and expenses incurred by either party pursuant to this subsection shall be borne by the party so requesting such action, aid or assistance.

6.   Miscellaneous.

     (a) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

     (b) Notices. All notices or other communications which are required or otherwise delivered hereunder shall be deemed to be sufficient and duly given if contained in a written instrument and personally delivered or sent by telecopier; sent by nationally-recognized overnight courier guaranteeing next business day delivery; or sent by first class registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         (i) if to a Buyer, to it at the address set forth under its name on Annex A hereto:

             with a copy to:

             Willkie Farr & Gallagher, LLP
             787 Seventh Avenue
             New York, New York  10019
             Attention:  Michael A. Schwartz, Esq.
             Telephone: (212) 728-8000
             Facsimile:  (212) 728-8111

        (ii) if Seller, to it at:

             c/o Apollo Management, L.P.
             9 West 57th Street
             New York, New York  10019
             Attention:  Robert Seminara
             Telephone: (212) 515-3200
             Facsimile:  (212) 515-3232
             with a copy to:

             O'Melveny & Myers LLP
             Times Square Tower
             7 Times Square
             New York, New York  10036
             Attention:  John Scott, Esq.
             Telephone: (212) 408-2458
             Facsimile:  (212) 408-2420

                  or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered or sent by telecopier; (ii) on the first business day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next business day delivery; and (iii) on the fifth business day following the date on which the piece of mail containing such communication is posted, if sent by mail.

     (c) Entire Agreement; No Third Party Beneficiaries. This Agreement (including any exhibits, schedules and amendments hereto) (a) constitutes the entire Agreement and understandings of the parties hereto and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any other person other than the parties hereto any rights or remedies hereunder.

     (d) Expenses. Regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     (e) Amendments; Waiver and Release. The terms and provisions of this Agreement may not be modified or amended, nor may any of the provisions hereof be waived, temporarily or permanently, except pursuant to a written instrument executed by each party hereto. No failure by any party hereto to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach hereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition hereof.

     (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     (g) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware (without regard to the conflicts of laws principles thereof).

     (h) Jurisdiction. The parties agree that any suit, action or proceeding arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought in the courts of the State of Delaware or in the U.S. District Courts, in either case, located in Wilmington, Delaware and the Buyers and Seller hereby irrevocably accept the exclusive personal jurisdiction of those courts for the purpose of any suit, action or proceeding. In addition, the Buyers and Seller each hereby irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have, to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in the State of Delaware or the U.S. District Courts located in Wilmington in the State of Delaware, and hereby further irrevocably waives any claim that any suit, action or proceedings brought in any such court has been brought in an inconvenient forum.

     (i) Severability. If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid or unenforceable under applicable law, such provision shall be ineffective only to the extent of such invalidity or unenforceability, without invalidating the remainder of the Agreement.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Purchase and Sale Agreement to be executed and delivered as of the day and year first executed.



                                       THIRD POINT PARTNERS QUALIFIED L.P.

                                       By:  Third Point Advisors LLC,
                                               its general partner




                                       By:   /s/ Lloyd Blumberg
                                            ------------------------------------
                                            Name:  Lloyd Blumberg
                                            Title: Chief Financial Officer




                                      THIRD POINT PARTNERS L.P.

                                       By:  Third Point Advisors LLC,
                                               its general partner


                                       By:  /s/ Lloyd Blumberg
                                            ------------------------------------
                                            Name:  Lloyd Blumberg
                                            Title: Chief Financial Officer




                                       BANZAI PARTNERS L.P.

                                       By:  Third Point Advisors LLC,
                                              its general partner


                                       By:  /s/ Lloyd Blumberg
                                            ---------------------------------
                                            Name:  Lloyd Blumberg
                                            Ttitle: Chief Financial Officer

                                       THIRD POINT OFFSHORE FUND, LTD.


                                        By: /s/ Lloyd Blumberg
                                            ---------------------
                                            Name:  Lloyd Blumberg
                                            Title: Chief Financial Officer




                                       POINTS WEST INTERNATIONAL INVESTMENTS
                                         LTD.


                                       By:  /s/ Lloyd Blumberg
                                            ------------------------------------
                                            Name:  Lloyd Blumberg
                                            Title: Chief Financial Officer




                                       BANZAI OFFSHORE FUND, LTD.


                                       By:  /s/ Lloyd Blumberg
                                            ------------------------------------
                                            Name:  Lloyd Blumberg
                                            Title: Chief Financial Officer




                                            /s/ Bradley Louis RadofF
                                            ------------------------------------
                                            Name:  Bradley Louis Radoff

                                       SELLER:

                                       BORDEN HOLDINGS, LLC



                                       By:  /s/ Alyssa A. Anton
                                            ------------------------------------
                                            Name:  Alyssa A. Anton
                                            Title: Vice President